UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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PEAPACK-GLADSTONE FINANCIAL CORPORATION
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PEAPACK-GLADSTONE FINANCIAL CORPORATION
158 ROUTE 206 NORTH
GLADSTONE, NEW JERSEY 07934

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, JANUARY 6, 2009

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Peapack-Gladstone Financial Corporation, a New Jersey corporation, will be held at the Pluckemin Branch of Peapack-Gladstone Bank, 468 Route 202/206 North, Kings Plaza, Bedminster, New Jersey 07921 at 4:00 P.M. local time on Tuesday, January 6, 2009, for the purpose of considering and voting upon the following matters:

1.           To consider and vote upon the proposal to amend Peapack-Gladstone Financial Corporation’s certificate of incorporation to authorize the issuance of up to 500,000 shares of preferred stock; and

2.           To grant management the authority to adjourn, postpone or continue the Special Meeting; and

3.           To transact such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on November 28, 2008, are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, we urge you to date and sign the enclosed proxy form and return it in the enclosed envelope as promptly as possible.  You may revoke your proxy by filing a later-dated proxy or a written revocation of the proxy with the Corporate Secretary of Peapack-Gladstone prior to the meeting.  If you attend the meeting, you may revoke your proxy by filing a later-dated proxy or written revocation of the proxy with the Corporate Secretary of the meeting prior to the voting of such proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

ANTOINETTE ROSELL,
CORPORATE SECRETARY

Gladstone, New Jersey
December 5, 2008

YOUR VOTE IS IMPORTANT.  PLEASE SIGN AND RETURN THE
ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON JANUARY 6, 2009

This Proxy Statement is available at
http://phx.corporate-ir.net/phoenix.zhtml@c=100168&p=irol-proxy

PEAPACK-GLADSTONE FINANCIAL CORPORATION
158 ROUTE 206 NORTH
GLADSTONE, NEW JERSEY 07934

PROXY STATEMENT
DATED DECEMBER 5, 2008

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at a Special Meeting of Shareholders to be held at the Pluckemin Branch of Peapack-Gladstone Bank, 468 Route 202/206 North, Kings Plaza, Bedminster, New Jersey 07921 on Tuesday, January 6, 2009 at 4:00 p.m. local time.  This proxy statement is first being mailed to shareholders on approximately December 5, 2008.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is November 28, 2008.  Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 8,288,634 shares of Peapack-Gladstone’s common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone’s common stock is entitled to one vote.

Required Vote

The amendment of our certificate of incorporation requires the affirmative vote of a majority of Peapack-Gladstone’s common stock voted at the meeting, whether voted in person or by proxy.  At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy.  Under applicable New Jersey law and Peapack-Gladstone’s certificate of incorporation and by-laws, abstentions and broker non-votes are counted for purpose of establishing a quorum but otherwise do not count.

All shares represented by valid proxies received pursuant to this solicitation will be voted FOR the amendment of our certificate of incorporation and FOR giving authority to management to adjourn, postpone or continue the Special Meeting unless the shareholder revokes the proxy prior to the time it is exercised.  Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters according to their discretion.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person.  A proxy may be revoked prior to the meeting by filing a later-dated proxy or a written revocation if it is sent to the Secretary of Peapack-Gladstone, Antoinette Rosell, at 158 Route 206 North, Gladstone, New Jersey 07934, and is received by Peapack-Gladstone in advance of the meeting.  A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and its agent Laurel Hill Advisory Group, LLC, and the costs of the solicitation will be borne by Peapack-Gladstone.  In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill who, with the exception of Laurel Hill, will not be specially compensated for such solicitation activities.  The amount Peapack-Gladstone will pay Laurel Hill for its proxy solicitation services is $6,500, plus certain out-of-pocket costs.  Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone may reimburse them for their reasonable expenses incurred in forwarding the materials.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	Why is Peapack-Gladstone holding a Special Meeting?

A.
On October 14, 2008, the U.S. Government announced a series of initiatives intended to strengthen market stability, improve the strength of financial institutions, and enhance market liquidity. According to federal banking regulators, these programs are intended to provide fresh capital and liquidity to, among other things, foster new lending. As part of this overall initiative, the U.S. Department of Treasury announced a voluntary Capital Purchase Program to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and support the U.S. economy. Under Treasury’s Capital Purchase Program, eligible financial institutions, such as Peapack-Gladstone, may sell preferred stock to the U.S. Treasury in amounts equal to one percent to three percent of the institution’s risk-weighted assets. The preferred stock will constitute Tier 1 capital for the eligible institution. Management believes it is advisable to take advantage of the opportunities offered by the Treasury Capital Purchase Program. On November 4, 2008, Peapack-Gladstone applied for approval to sell senior preferred stock and warrants to the Treasury Department in the Capital Purchase Program. On November 17, 2008, the Treasury approved the Peapack-Gladstone application for $28,685,000. Because Peapack-Gladstone does not presently have preferred stock authorized in its charter, it is necessary for Peapack-Gladstone to amend its certificate of incorporation to add the authorization for preferred stock. For additional information, see: “Proposal No. 1—Amendment to Certificate of Incorporation to Authorize 500,000 Shares of Preferred Stock.” The Treasury approval required that we close within 30 days of its approval.

Because of the periods needed to allow the Securities and Exchange Commission to review and comment on this proxy statement and thereafter to hold a shareholders meeting, it will take us longer than 30 days to be able to close.  Although we believe the Treasury will allow us additional time to close, there can be no assurance that it will.

Q.	What am I voting on?

A.	You are voting to approve an amendment to our certificate of incorporation authorizing the issuance of up to 500,000 shares of preferred stock.

Q.	How does the Board of Directors recommend that I vote my shares?

A.
The Board of Directors recommends that you vote your shares “FOR” ratification of the amendment to Peapack-Gladstone’s certificate of incorporation authorizing the issuance of up to 500,000 shares of preferred stock.

Q.	Who is entitled to vote?

A.	Shareholders of record as of the close of business on the Record Date.

Q.	How many votes do I have?

A.	Each share of common stock held by you as of the Record Date entitles you to one vote.

Q.	How do I vote?

A.	You may vote by completing and returning the enclosed proxy card or by voting in person at the meeting.

Voting by Proxy. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on your proxy card, your proxy will be voted in favor of the amendment of our certificate of incorporation.

Voting in person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting.  If you hold your shares in broker or bank name, you will need documentation from the broker or bank to vote in person.

Q.	Can I revoke my proxy and change my vote after I have returned my proxy card?

A.	You may revoke your proxy at any time before it is exercised by either:

•	Submitting to the Secretary a written notice of revocation or a subsequently executed proxy card; or

•	Attending the meeting and voting in person. If you hold your shares in broker or bank name, you will need documentation from the broker or bank to vote in person.

Q.	What does it mean if I get more than one proxy card?

A.
Your shares are probably registered differently or are in more than one account. Sign and return all proxy cards to ensure that all shares are voted. If you would like to inquire about having all of your accounts registered in the same name and address, please contact Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572.

Q.	What constitutes a quorum for a special meeting?

A.
As of the Record Date, 8,288,634 shares of Peapack-Gladstone common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and “broker non-votes” are also included for purposes of determining the presence of a quorum.  Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote such shares.

Q.	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the meeting?

A.
The affirmative vote of a majority of votes cast, in person and by proxy, at the meeting is required to approve both of the matters to be considered at the meeting.  Under New Jersey law, abstentions and broker non-votes are not considered votes cast and, accordingly, will not affect the outcome of any of the matters being voted on at the meeting.

Q.	Who will count the vote?

A.	A representative of Registrar and Transfer Company, Peapack-Gladstone’s transfer agent, will tabulate the votes and act as the inspector of the election.

PROPOSAL NO. 1
AMENDMENT TO CERTIFICATE OF INCORPORATION
TO AUTHORIZE 500,000 SHARES OF PREFERRED STOCK

Our certificate of incorporation, as currently in effect, provides that we are authorized to issue up to 20,000,000 shares of common stock, no par value. At September 30, 2008, we had 8,288,368 shares of common stock outstanding.

On November 20, 2008, our Board of Directors authorized an amendment to ARTICLE III of the certificate of incorporation to authorize the issuance of up to 500,000 shares of preferred stock (the “Preferred Stock Amendment”) and has recommended that Peapack-Gladstone’s shareholders approve the Preferred Stock Amendment. Shareholders are being asked to approve at the Special Meeting such amendment to the certificate of incorporation.

Purpose and Background

Our certificate of incorporation does not presently authorize the issuance of shares other than common stock. Our Board of Directors has unanimously approved a resolution amending the certificate of incorporation to authorize the issuance of up to 500,000 shares of preferred stock, commonly referred to as “blank check” preferred because the Board of Directors has discretion to designate one or more series of the preferred stock with the rights, privileges and preferences of each series to be fixed by the Board of Directors from time to time.

The Board’s objective in establishing a class of “blank check” preferred stock is to provide flexibility with respect to future financing transactions, including being able to participate in the Capital Purchase Program recently established by the Treasury. Under this program, the Treasury will purchase senior preferred stock, with a liquidation preference of $1,000 per share. We applied for and were approved on November 17, 2008 to participate in this program in the amount of $28,685,000. We expect to use the proceeds of the proposed sale of securities to the Treasury to supplement our capital.  The Treasury approval required that we close within 30 days of its approval on November 17, 2008.  Because of the periods needed to allow the SEC to review and comment on this proxy statement and thereafter to hold a shareholders meeting, it will take us longer than 30 days to be able to close. Although we believe the Treasury will allow us additional time to close, there can be no assurance that it will.

“Blank check” preferred stock is commonly authorized by publicly traded companies and, when authorized, is frequently used as a means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.

We presently lack the authority to issue preferred stock and we will not be eligible to participate in the Treasury’s Capital Purchase Program if our shareholders fail to approve this amendment to our certificate of incorporation.  We would thus continue to be limited to issuing common stock or debt securities to raise capital.  By authorizing a class of “blank check” preferred stock, we would increase our flexibility.

If the certificate of incorporation is amended to authorize the issuance of “blank check” preferred stock, the Board would have discretion to establish various series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series.  This includes the issuance of senior preferred stock to the Treasury.

Peapack-Gladstone has no present agreement to issue any “blank check” preferred stock and, other than the preferred stock contemplated under the Treasury’s Capital Purchase Program, has no present intention to do so.

The amendment to the certificate of incorporation authorizes 500,000 shares of preferred stock.  The Board in seeking authorization for this number of shares considered, among other things, the need to provide for the flexibility to issue additional preferred stock to redeem the preferred stock issued to the Treasury and thereby lower the number of warrants and for the possibility that the Treasury in the future may provide additional funding programs using preferred stock.  The Board also anticipates refinancing the Treasury preferred stock when the dividend increases and recognizes that if preferred stock is issued for refinancing purposes the liquidation preference may be smaller, resulting in a far larger number of shares being issued.

Senior Cumulative Preferred Stock Under the Treasury Program

Peapack-Gladstone has been approved to sell to the Treasury $28,685,000 in senior preferred stock in the Treasury’s Capital Purchase Program.  If our shareholders approve the amendment to our certificate of incorporation and we complete the sale, these shares would be senior to our common stock and would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of the original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August, and November of each year. Unpaid dividends are compounded (i.e. dividends are paid on the amount of unpaid dividends).

Under the Capital Purchase Program, the senior preferred shares would be non-voting shares, other than class voting rights granted under New Jersey law and class voting rights on (i) any authorization or issuance of shares ranking senior to the senior preferred shares; (ii) any amendment to the rights of the senior preferred shares, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the senior preferred shares. If the dividends described above were not paid in full for six dividend periods, whether or not consecutive, the senior preferred shareholders would have the right to elect two directors. The right to elect directors would cease when all unpaid dividends (including compounded dividends) have been paid in full.

As long as the senior preferred shares are outstanding, Peapack-Gladstone would not be able to pay dividends on any common stock shares or any preferred shares ranking pari passu with the senior preferred shares, unless all dividends on the senior preferred shares have been paid in full.

Furthermore, until the earlier of the third anniversary of the Treasury’s investment or the date the Treasury ceases to hold any senior preferred stock or such stock is redeemed in full, Peapack-Gladstone may not, without the consent of the Treasury, increase the dividend on its common stock or repurchase its common stock or any trust preferred securities, if we were to issue such securities.

Peapack-Gladstone may redeem the senior preferred shares after three years, or earlier if it raises in an equity offering net proceeds equal to the amount of the senior preferred shares redeemed and it must raise proceeds equal to at least 25% of the issue price of the senior preferred shares to redeem any senior preferred shares prior to the end of the third year.

If Peapack-Gladstone completes the sale of senior preferred stock in the Treasury’s Capital Purchase Program, Peapack-Gladstone must adopt the Treasury Department’s standards for executive compensation and corporate governance, for the period during which Treasury holds any equity issued under the Program. These standards generally apply to the chief executive officer, chief financial officer, plus the next three most highly compensated executive officers. We would also be required to meet certain standards, including: (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks; (2) requiring a clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibiting certain severance payments to a senior executive, generally referred to as “golden parachute” payments, above specified amounts; and (4) agreeing not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. We expect that each senior executive will agree in writing to be bound by the applicable restrictions on compensation during any period that he or she is a senior executive and the Treasury holds an equity or debt position acquired through the Capital Purchase Program.

We will also be required to grant stock purchase warrants to Treasury to purchase a number of shares of common stock having a market price equal to 15% of aggregate amount of the preferred stock investment. The initial exercise price for the warrants, and the market price for determining the number of shares of common stock subject to the warrants, will be determined by reference to the market price of the common stock on the date of the approval by the Treasury of our application to sell to the Treasury the preferred stock (calculated on a 20-day trailing average).  Based on the market price of $30.06 of the Peapack-Gladstone common stock (calculated on a 20-day trailing average), we anticipate we would be required to issue 143,158 common stock warrants to the Treasury, which is 1.7% of our outstanding shares of common stock.  Without our consent and that of the holder, the warrants may be exercised only on a net basis – that is, the holder does not pay the exercise price but instead authorizes us to reduce the shares receivable on exercise of the warrants by the number of shares with a then current market value equal to the exercise price. Consequently we expect to issue significantly fewer than 143,158 shares. Furthermore, if before December 31, 2009, we realize gross proceeds from the sale of equity securities to third parties equal to or greater than the issue price of the senior preferred shares, the number of warrants will be reduced by 50 percent. Moreover, if Peapack-Gladstone redeems all of the senior preferred shares or if the Treasury no longer owns any such shares, the company will have the right to repurchase the warrants from the Treasury at fair market value.

Within 30 days following closing of the Treasury’s investment, Peapack-Gladstone must file with the SEC a shelf registration statement registering the possible resale of all of the senior preferred shares, the warrants and the shares to be received on exercise of the warrants. We must also use reasonable best efforts to cause the registration statement to be continuously effective until there are no registrable securities remaining.

To the extent that a shelf registration statement is not available and Peapack-Gladstone proposes to file a registration statement for an equity offering, holders of the senior preferred shares, the warrants and warrant exercise shares will have piggyback rights to include their securities in such registration statement.

We must apply for listing with the exchange on which our common stock is listed (i.e. Nasdaq) for the listing of the shares issuable pursuant to the warrants. If requested by the Treasury, we must also use our reasonable best efforts to list the senior preferred stock.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated financial data set forth below have been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data give effect to the events discussed below as if they had occurred on January 1, 2007 in the case of the statement of income data and September 30, 2008 in the case of the balance sheet data:

•	The issuance of $28,685,000 of senior preferred stock to the U.S. Department of Treasury under the Troubled Asset Relief Program Capital Purchase Program; and

•	The issuance of warrants to purchase 143,158 shares of Peapack-Gladstone common stock assuming a purchase price of $30.06 per share (based on a trailing 20-day average share price).

We present unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present unaudited pro forma condensed income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The pro forma financial data may change materially based on the timing and utilization of the proceeds as well as certain other factors including the strike price of the warrants, any subsequent changes in Peapack-Gladstone’s common stock price, and the discount rate used to determine the fair value of the senior preferred stock.

The information should be read in conjunction with our audited financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2007, and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

The following unaudited pro forma consolidated financial data are not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and are not necessarily indicative of our financial position or results of operations that will be achieved in the future.

We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our certificate of incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this proxy statement and those described in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

Peapack-Gladstone Financial Corporation
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In Thousands)
(Unaudited)

	September 30, 2008

	Historical	Adjustments	As Adjusted

Balance Sheet:
Total Liabilities (1)	$1,263,046	$(28,685)	$1,234,361

Common Stock	7,187	1,024	8,211
Preferred Stock	-	27,661	27,661
Surplus	92,034	-	92,034
Treasury Stock	(7,838)	-	(7,838)
Retained Earnings	27,883	-	27,883
Accumulated Other
Comprehensive Loss	(13,414)	-	(13,414)
Total Shareholders’ Equity	$105,852	$28,685	$134,537

Capital Ratios:
Total Risk-Based Capital to
Risk-Weighted Assets Ratio	13.36%		16.36%
Tier 1 Capital Ratio	12.41%		15.41%
Leverage Ratio	8.76%		10.88%

(1)	Assumes that proceeds are initially used to reduce short-term borrowings (consisting of FHLB overnight lines of credit) and will eventually be invested in GNMA or FNMA mortgaged-backed securities.

Peapack-Gladstone Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
(In Thousands, Except per Share Data)
(Unaudited)

	Historical 12			Pro Forma 12
	Months			Months
	Ended			Ended
	12/31/07	Adjustments		12/31/07

Net Interest Income	$35,869	$1,147	(1)	$37,016
Provision for Losses on Loans	750			750
Net Interest Income After
Provision for Losses on Loans	35,119	1,147		36,266
Non-Interest Income	14,043			14,043
Non-Interest Expense	32,087			32,087
Income Before Income Taxes	17,075	1,147		18,222
Income Tax Expense	5,213	401	(2)	5,614
Net Income	11,862	746		12,608
Less: Preferred Dividends	0	1,616	(3)	1,616
Income Available to
Common Shareholders	$11,862	$(870)		$10,992

Basic Earnings Per Share	$1.43	$(0.10)		$1.33
Diluted Earnings Per Share	$1.42	$(0.11)		$1.31

Weighted Average
Shares Outstanding
Basic	8,299,271	0		8,299,271
Diluted	8,369,026	0	(4)	8,369,026

(1)	The funds received from the preferred stock issue are assumed to be promptly invested in GNMA or FNMA Mortgage-backed securities with an average yield of 4%.

The actual impact to net interest income would be different as management expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance.  The discount is determined based on the value that is allocated to the warrants upon issuance.  The discount is accreted back to par value on a constant effective yield method (approximately 6% over a five year term, which is the expected life of the preferred stock upon issuance).  The estimated accretion is based on a number of assumptions which are subject to change.  These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 10%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
The Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  This pro forma assumes that the warrants would give the Treasury the option to purchase 143,158 shares of common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $30.06 (based on the trailing 20 day average share price as of November 17, 2008) and remained outstanding for the entire period presented. Warrants are anti-dilutive in the proforma because the exercise price of the warrants exceeded the historical average stock price for common stock.  The warrants could be dilutive in the future.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Peapack-Gladstone Financial Corporation
Pro Forma Condensed Consolidated Statements of Income
(In Thousands, Except per Share Data)
(Unaudited)

	Historical 9			Pro Forma 9
	Months			Months
	Ended			Ended
	9/30/08	Adjustments		9/30/08

Net Interest Income	$34,084	$860	(1)	$34,944
Provision for Losses on Loans	1,800			1,800
Net Interest Income After
Provision for Losses on Loans	32,284	860		33,144
Non-Interest Income	10,947			10,947
Non-Interest Expense	27,329			27,329
Income Before Income Taxes	15,902	860		16,762
Income Tax Expense	5,343	301	(2)	5,644
Net Income	10,559	559		11,118
Less: Preferred Dividends	0	1,212	(3)	1,212
Income Available to
Common Shareholders	$10,559	$(653)		$9,906

Basic Earnings Per Share	$1.27	$(0.07)		$1.20
Diluted Earnings Per Share	$1.26	$(0.08)		$1.18

Weighted Average
Shares Outstanding
Basic	8,293,960	0		8,293,960
Diluted	8,392,783	0	(4)	8,392,783

(1)	The funds received from the preferred stock issue are assumed to be promptly invested in GNMA or FNMA Mortgage-backed securities with an average yield of 4%.

The actual impact to net interest income would be different as management expects to utilize a portion of the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on the timing of when the loans are funded and the actual pricing of any such loans.

(2)	Additional income tax expense is attributable to additional net interest income as described in Note 1.

(3)
Consists of dividends on preferred stock at a 5% annual rate as well as accretion on discount on preferred stock upon issuance.   The discount is determined based on the value that is allocated to the warrants upon issuance.  The discount is accreted back to par value on a constant effective yield method (approximately 6% over a five year term, which is the expected life of the preferred stock upon issuance).  The estimated accretion is based on a number of assumptions which are subject to change.  These assumptions include the discount (market rate at issuance) rate on the preferred stock, and assumptions underlying the value of the warrants.  The proceeds are allocated based on the relative fair value of the warrants as compared to the fair value of the preferred stock.  The lower the value of the warrants, the less negative impact on net income and earnings per share available to common shareholders.  The fair value of the preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 10%).  The lower the discount rate, the less negative impact on net income and earnings per share available to common shareholders.

(4)
The Treasury would receive warrants to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the proceeds on the date of issuance with a strike price equal to the trailing twenty day trading average leading up to the closing date.  This pro forma assumes that the warrants would give the Treasury the option to purchase 143,158 shares of common stock. The pro forma adjustment shows no increase in diluted shares outstanding assuming that the warrants had been issued on January 1, 2007 at a strike price of $30.06 (based on the trailing 20 day average share price as of November 17, 2008) and remained outstanding for the entire period presented. Warrants are anti-dilutive in the proforma because the exercise price of the warrants exceeded the historical average stock price for common stock.  The warrants could be dilutive in the future.  The treasury stock method was utilized to determine dilution of the warrants for the period presented.

Potential Anti-Takeover Effect

The amendment to the certificate of incorporation to authorize preferred stock as proposed could adversely affect the ability of third parties to take over or change the control of Peapack-Gladstone by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of Peapack-Gladstone with another company.

The ability of our Board of Directors to establish the rights of, and to cause Peapack-Gladstone to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of Peapack-Gladstone or to dilute the stock ownership of holders of common stock seeking to obtain control of Peapack-Gladstone. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future.

However, subject to the exercise of its fiduciary duties to Peapack-Gladstone and its shareholders, the Peapack-Gladstone Board of Directors will not issue any of the authorized preferred shares for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features intended specifically to make any attempted acquisition of Peapack-Gladstone more difficult.  Rather, the Peapack-Gladstone Board of Directors will issue preferred shares only for the purpose of capital-raising transactions, facilitating acquisitions and for other corporate purposes which the Board of Directors believes are in the best interests of Peapack-Gladstone and its shareholders.

The amendment to the certificate of incorporation authorizes 500,000 shares of preferred stock. The Board in seeking authorization for this number of shares considered, among other things, the need to provide for the flexibility to issue additional preferred stock to redeem the preferred stock issued to the Treasury and thereby lower the number of warrants and for the possibility that the Treasury in the future may provide additional funding programs using preferred stock.  The Board also anticipates refinancing the Treasury preferred stock when the dividend increases and recognizes that if preferred stock is issued for refinancing purposes the liquidation preference may be smaller, resulting in a far larger number of shares being issued.

Other than our participation in the Treasury’s Capital Purchase Program for 28,685 shares of preferred stock, we have no present plans to issue any shares of preferred stock.

Proposed Amendment

Therefore, in order to participate in the Treasury’s Capital Purchase Program, we propose that the text of ARTICLE III of our certificate of incorporation be deleted and replaced in its entirety with the following:

ARTICLE III
CAPITAL STOCK

(A) The total authorized capital stock of the corporation shall be 20,500,000 shares, consisting of 20,000,000 shares of common stock and 500,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value. The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.

(B) The Board of Directors of the corporation is expressly authorized from time to time to adopt and to cause to be executed and filed without further approval of the shareholders amendments to this Certificate of Incorporation authorizing the issuance of one or more classes or series of preferred stock for such consideration as the Board of Directors may fix. In an amendment authorizing any class or series of preferred stock, the Board of Directors is expressly authorized to determine:

(a) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

(b) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

(c) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the corporation;

(d) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(f) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(g) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of preferred stock or common stock ranking junior to the shares of the class or series;

(h) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

(i) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

Vote Required and Board of Director’s Recommendation

The affirmative vote of a majority of all votes cast, in person or by proxy, is required for approval of this proposal. Under New Jersey law, abstentions and broker non-votes, if any, will have no effect on determining whether the Proposal has received the requisite number of affirmative votes.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table sets forth as of November 18, 2008 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than 5 percent of the outstanding common stock of Peapack-Gladstone. The beneficial owner in the table below has sole voting and investment power as to all his shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
James M. Weichert	801,435	9.67%

Director and Executive Officer Stock Ownership

The following table shows the beneficial ownership of our common stock as of November 18, 2008, by each director and executive officer, and the directors and executive officers as a group. Unless otherwise indicated in a footnote, shares are not pledged as security.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Arthur F. Birmingham	42,322	(3)	*
Garrett P. Bromley	40,906	(4)	*
Finn M.W. Caspersen, Jr.	113,924	(5)	1.32%
Anthony J. Consi, II	74,823	(6)	*
Pamela Hill	116,497	(7)	1.35%
Frank A. Kissel	147,017	(8)	1.70%
John D. Kissel	59,145	(9)	*
James R. Lamb	46,607	(10)	*
Edward A. Merton	43,715	(11)	*
F. Duffield Meyercord	44,993	(12)	*
John R. Mulcahy	33,280	(13)	*
Robert M. Rogers	53,015	(14)	*
Philip W. Smith, III	49,007	(15)	*
Craig C. Spengeman	55,046	(16)	*
All directors and executive officers as a group (13 persons)	920,297		10.65%

NOTES:

*	Less than one percent

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power.  It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option.  Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)
The number of shares of common stock used in calculating the percentage of the class owned includes shares of common stock outstanding as of November 18, 2008, and 362,831 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(3)
This total includes 236 shares owned by Mr. Birmingham’s wife, 3,421 shares allocated to Mr. Birmingham under Peapack-Gladstone's Profit Sharing Plan and 31,212 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(4)
This total includes 1,413 shares allocated to Mr. Bromley under Peapack-Gladstone's Profit Sharing Plan and 31,212 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(5)
This total includes 102 shares held in a foundation for which Mr. Caspersen is an officer, 101,402 shares held in trusts for which Mr. Caspersen is a beneficiary, 220 shares allocated to Mr. Caspersen under Peapack-Gladstone's Profit Sharing Plan and 12,200 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(6)	This total includes 20,822 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(7)	This total includes 21,861 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008 and 24,945 shares held in a trust for which Ms. Hill is a beneficiary.

(8)
This total includes 3,348 shares owned by Mr. Frank A. Kissel's wife, 9,051 shares allocated to Mr. Kissel under Peapack-Gladstone's Profit Sharing Plan and 65,170 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(9)
This total includes 1,609 shares owned by Mr. John D. Kissel's wife, 5,547 shares owned by Mr. Kissel's children and 16,200 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(10)	This total includes 2,557 shares owned by Mr. Lamb's wife and 23,901 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(11)	This total includes 16,200 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(12)
This total includes 16,200 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008 and of this total, 19,705 shares were pledged as security to a loan with Peapack-Gladstone Bank.

(13)	This total includes 2,344 shares owned by Mr. Mulcahy's wife and 12,320 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(14)
This total includes 5,268 shares allocated to Mr. Rogers under Peapack-Gladstone's Profit Sharing Plan and 36,923 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

(15)
This total includes 6,953 shares owned by Mr. Smith's wife, 1,374 shares owned by Mr. Smith's children and 13,592 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008 and of this total, 15,052 shares were pledged as security to a loan with Peapack-Gladstone Bank.

(16)
This total includes 6,178 shares allocated to Mr. Spengeman under Peapack-Gladstone's Profit Sharing Plan and 38,320 shares purchasable pursuant to options exercisable within 60 days of November 18, 2008.

PROPOSAL NO. 2
 ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE SPECIAL
MEETING

                   If at the Special Meeting the number of shares of Peapack-Gladstone's common stock present or represented and voting in favor of the proposed amendment to the certificate of incorporation is insufficient to approve Proposal No. 1, Peapack-Gladstone's management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the certificate of incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal No. 1. Under New Jersey law, less than a quorum may adjourn a meeting of shareholders. Thus, this proposal would also allow Peapack-Gladstone to adjourn the meeting if the shares represented were less than a quorum.

            In this proposal, Peapack-Gladstone is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If Peapack-Gladstone's shareholders approve the adjournment, postponement or continuation proposal, Peapack-Gladstone could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the certificate of incorporation, including the solicitation of proxies from the shareholders that have previously voted against such proposal to amend Peapack-Gladstone's certificate of incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the certificate of incorporation have been received, Peapack-Gladstone could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the certificate of incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the certificate of incorporation.

            The adjournment, postponement or continuation proposal requires that holders of more of Peapack-Gladstone's shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked AGAINST the proposal to amend the certificate of incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.

            The Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting is insufficient to form a quorum, or if the number of shares voting in favor of the proposal to amend the certificate of incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to constitute a quorum and to approve the amendment.

    OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

Management of Peapack-Gladstone knows of no other business which will be presented for consideration at the Meeting, but should any other matters be brought before the Meeting it is intended that the persons named in the accompanying proxy will vote at their discretion.

Where You Can Find More Information

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this proxy statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

We incorporate herein by reference the financial information contained in the following documents filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008; and

•	All documents filed by us subsequent to the date hereof pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the Special Meeting.

A copy of any of the documents referred to above will be furnished, without charge, by writing to the Corporate Secretary, Peapack-Gladstone Financial Corporation, 158 Route 206 North, Gladstone, New Jersey 07934.

BY ORDER OF THE BOARD OF DIRECTORS,

ANTOINETTE ROSELL,
CORPORATE SECRETARY

Gladstone, New Jersey
December 5, 2008

[X] PLEASE MARK VOTES
      AS IN THIS EXAMPLE

REVOCABLE PROXY
PEAPACK-GLADSTONE FINANCIAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints John D. Kissel, James R. Lamb and Philip W. Smith,  III, or any one of them,  as Proxy,  each with full power to appoint his substitute  and hereby authorizes  them to represent and to vote, as designated below,  all of  the  shares  of  common  stock  of Peapack-Gladstone  Financial Corporation  (the  "Corporation"),  standing  in the  undersigned's  name at the Special Meeting of  Shareholders  of the Corporation to be held on January 6, 2009 at 4:00 p.m. or any adjournment  thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to the meeting.

1.           To consider and vote upon the proposal to amend Peapack-Gladstone Financial Corporation’s certificate of incorporation to authorize the issuance of up to 500,000 shares of preferred stock.

____ FOR                ____ AGAINST                ____ ABSTAIN

2.           To grant management the authority to adjourn, postpone or continue the Special Meeting.

____ FOR                ____ AGAINST                ____ ABSTAIN

3.            In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

This Proxy, when properly signed will be voted in the manner directed herein by the undersigned shareholder.  IF NO DIRECTION is made, this Proxy will be voted "FOR" the amendment of the certificate of incorporation and “FOR” the proposal to grant the authority to management to adjourn, postpone or continue the Special Meeting.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.                      ___

     Please sign exactly as names appear above.  When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full corporate names by President or other authorized officer.  If a partnership or limited liability company, please sign in the entity name by an authorized person.

Please be sure to sign and date this Proxy in the box below.	Date
Shareholder sign above Co-holder (if any) sign above

^Detach above card, sign, date and mail in postage paid envelope provided.^

PEAPACK-GLADSTONE FINANCIAL CORPORATION

 PLEASE ACT PROMPTLY
SIGN, DATE &MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.